EXHIBIT 99.1

Orbitz Worldwide Announces Secondary Common Stock Offering by Selling Stockholder

Chicago, May 19, 2014 – Orbitz Worldwide, Inc. (NYSE: OWW) today announced an underwritten public offering of 7.5 million shares of its common stock by an affiliate of Travelport Limited (the “Selling Stockholder”). The underwriters have a 30-day option to purchase up to an additional 1.125 million shares from the Selling Stockholder. Orbitz Worldwide will not receive any proceeds from the offering.

Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are serving as lead joint book-running managers. Deutsche Bank Securities Inc. and UBS Securities LLC are acting as joint book-running managers of the offering. Cowen and Company, LLC is serving as co-manager of the offering. The offering of securities is made only by means of a written prospectus and related prospectus supplement, which together will form a part of Orbitz Worldwide’s effective registration statement. The prospectus and prospectus supplement relating to the offering will be filed with the U.S. Securities and Exchange Commission (“SEC”) and will be available on the SEC’s website at www.sec.gov. Alternatively, when available, copies of the prospectus and prospectus supplement relating to this offering may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, or by calling 800-221-1037 or by emailing a request to newyork.prospectus@credit-suisse.com; or from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, or by calling 866-718-1649 or by emailing a request to prospectus@morganstanley.com; or from Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, or by calling 800-503-4611 or by emailing a request to prospectus.cpdg@db.com; or from UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171, or by calling 877-827-7275.

The shares are being offered pursuant to an effective registration statement filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Orbitz Worldwide

Orbitz Worldwide (NYSE: OWW) is a leading global online travel company using technology to transform the way consumers around the world plan and purchase travel. Orbitz Worldwide operates the consumer travel planning sites Orbitz (orbitz.com), ebookers (ebookers.com), HotelClub (hotelclub.com) and CheapTickets (cheaptickets.com). Also within the Orbitz Worldwide family, Orbitz Partner Network (orbitz.com/OPN) delivers private label travel technology solutions to a broad range of partners including some of the world’s largest airlines and travel agencies, and Orbitz for Business (orbitzforbusiness.com) delivers managed travel solutions for companies of all sizes. Orbitz Worldwide makes investor relations information available at investors.orbitz.com.

Media Contact:

+1-312-894-6890

press@orbitz.com

Investor Contact:

Brian Wolf

+1-312-260-8301

OWWIR@orbitz.com